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                                                       Exhibit 2(a)



     ----------------------------------------------------------------------
                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 19,  1996
                                      AMONG
                          DAVIDSON & ASSOCIATES, INC.,
                             CUC INTERNATIONAL INC.
                                       AND
                          STEALTH ACQUISITION II CORP.

     ----------------------------------------------------------------------















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                                TABLE OF CONTENTS

     ARTICLE 1   THE MERGER  . . . . . . . . . . . . . . . . . . . . .    2
          SECTION 1.1.   The Merger  . . . . . . . . . . . . . . . . .    2
          SECTION 1.2.   Effective Time  . . . . . . . . . . . . . . .    2
          SECTION 1.3.   Closing of the Merger   . . . . . . . . . . .    2
          SECTION 1.4.   Effects of the Merger   . . . . . . . . . . .    2
          SECTION 1.5.   Articles of Incorporation and Bylaws  . . . .    3
          SECTION 1.6.   Directors   . . . . . . . . . . . . . . . . .    3
          SECTION 1.7.   Officers  . . . . . . . . . . . . . . . . . .    3
          SECTION 1.8.   Conversion of Shares  . . . . . . . . . . . .    3
          SECTION 1.9.   Shares of Dissenting Holders  . . . . . . . .    4
          SECTION 1.10.  Exchange of Certificates  . . . . . . . . . .    4
          SECTION 1.11.  Stock Options   . . . . . . . . . . . . . . .    6

     ARTICLE 2   REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . .    8
          SECTION 2.1.   Organization and Qualification; Subsidiaries     8
          SECTION 2.2.   Capitalization of the Company and its
                 Subsidiaries  . . . . . . . . . . . . . . . . . . . .    9
          SECTION 2.3.   Authority Relative to this Agreement;
                 Consents and Approvals  . . . . . . . . . . . . . . .   11
          SECTION 2.4.   SEC Reports; Financial Statements   . . . . .   11
          SECTION 2.5.   Information Supplied  . . . . . . . . . . . .   12
          SECTION 2.6.   Consents and Approvals; No Violations   . . .   13
          SECTION 2.7.   No Default  . . . . . . . . . . . . . . . . .   14
          SECTION 2.8.   No Undisclosed Liabilities; Absence of
                 Changes   . . . . . . . . . . . . . . . . . . . . . .   14
          SECTION 2.9.   Litigation  . . . . . . . . . . . . . . . . .   14
          SECTION 2.10.  Compliance with Applicable Law  . . . . . . .   15
          SECTION 2.11.  Employee Plans  . . . . . . . . . . . . . . .   15
          SECTION 2.12.  Environmental Laws and Regulations  . . . . .   15
          SECTION 2.13.  Tax Matters   . . . . . . . . . . . . . . . .   16
          SECTION 2.14.  Intangible Property   . . . . . . . . . . . .   16
          SECTION 2.15.  Opinion of Financial Adviser  . . . . . . . .   17
          SECTION 2.16.  Brokers   . . . . . . . . . . . . . . . . . .   17
          SECTION 2.17.  Accounting Matters  . . . . . . . . . . . . .   17
          SECTION 2.18.  Material Contracts  . . . . . . . . . . . . .   17
          SECTION 2.19.  Disclosure  . . . . . . . . . . . . . . . . .   18



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     ARTICLE 3   REPRESENTATIONS AND WARRANTIES
                  OF PARENT AND ACQUISITION  . . . . . . . . . . . . .   19
          SECTION 3.1.   Organization  . . . . . . . . . . . . . . . .   19
          SECTION 3.2.   Capitalization of Parent and its
                 Subsidiaries  . . . . . . . . . . . . . . . . . . . .   19
          SECTION 3.3.   Authority Relative to this Agreement  . . . .   20
          SECTION 3.4.   SEC Reports; Financial Statements   . . . . .   21
          SECTION 3.5.   Information Supplied  . . . . . . . . . . . .   22
          SECTION 3.6.   Consents and Approvals; No Violations   . . .   22
          SECTION 3.7.   No Default  . . . . . . . . . . . . . . . . .   23
          SECTION 3.8.   No Undisclosed Liabilities; Absence of
                 Changes   . . . . . . . . . . . . . . . . . . . . . .   23
          SECTION 3.9.   Litigation  . . . . . . . . . . . . . . . . .   24
          SECTION 3.10.  Compliance with Applicable Law  . . . . . . .   24
          SECTION 3.11.  Employee Plans  . . . . . . . . . . . . . . .   24
          SECTION 3.12.  Environmental Laws and Regulations  . . . . .   25
          SECTION 3.13.  Tax Matters   . . . . . . . . . . . . . . . .   25
          SECTION 3.14.  No Prior Activities   . . . . . . . . . . . .   25
          SECTION 3.15.  Brokers   . . . . . . . . . . . . . . . . . .   25
          SECTION 3.16.  Accounting Matters  . . . . . . . . . . . . .   26
          SECTION 3.17.  Disclosure  . . . . . . . . . . . . . . . . .   26

     ARTICLE 4   COVENANTS   . . . . . . . . . . . . . . . . . . . . .   26
          SECTION 4.1.   Conduct of Business of the Company  . . . . .   26
          SECTION 4.2.   Conduct of Business of Parent   . . . . . . .   29
          SECTION 4.3.   Preparation of S-4 and the Proxy Statement  .   31
          SECTION 4.4.   Other Potential Acquirors   . . . . . . . . .   31
          SECTION 4.5.   Letter of the Company's Accountants   . . . .   32
          SECTION 4.6.   Meeting   . . . . . . . . . . . . . . . . . .   32
          SECTION 4.7.   Stock Exchange Listing  . . . . . . . . . . .   33
          SECTION 4.8.   Access to Information   . . . . . . . . . . .   33
          SECTION 4.9.   Additional Agreements; Best Efforts   . . . .   33
          SECTION 4.10.  Consents  . . . . . . . . . . . . . . . . . .   34
          SECTION 4.11.  Public Announcements  . . . . . . . . . . . .   34
          SECTION 4.12.  Indemnification; Directors' and Officers'
                 Insurance   . . . . . . . . . . . . . . . . . . . . .   34
          SECTION 4.13.  Notification of Certain Matters   . . . . . .   35
          SECTION 4.14.  Pooling   . . . . . . . . . . . . . . . . . .   36
          SECTION 4.15.  Tax-Free Reorganization Treatment   . . . . .   36
          SECTION 4.16.  Taxes   . . . . . . . . . . . . . . . . . . .   36
          SECTION 4.17.  Employment and Non-Competition Agreements   .   37
          SECTION 4.18.  Employee Matters  . . . . . . . . . . . . . .   37


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     SECTION 4.19.  Registration Rights Agreement 38
          SECTION 4.20.  Company Affiliates  . . . . . . . . . . . . .   38
          SECTION 4.21.  Election to Parent Board  . . . . . . . . . .   38
          SECTION 4.22.  SEC Filings   . . . . . . . . . . . . . . . .   39
          SECTION 4.23.  Guarantee of Performance  . . . . . . . . . .   39
          SECTION 4.24.  Property  . . . . . . . . . . . . . . . . . .   39
          SECTION 4.25.  Acquisition   . . . . . . . . . . . . . . . .   39

     ARTICLE 5   CONDITIONS TO CONSUMMATION OF THE MERGER  . . . . . .   40
          SECTION 5.1.  Conditions to Each Party's Obligations to
                 Effect the Merger . . . . . . . . . . . . . . . . . .   40
          SECTION 5.2.  Conditions to the Obligations of the Company     40
          SECTION 5.3.  Conditions to the Obligations of Parent and
                 Acquisition   . . . . . . . . . . . . . . . . . . . .   41

     ARTICLE 6   TERMINATION; AMENDMENT; WAIVER  . . . . . . . . . . .   43
          SECTION 6.1.  Termination  . . . . . . . . . . . . . . . . .   43
          SECTION 6.2.  Effect of Termination  . . . . . . . . . . . .   45
          SECTION 6.3.  Fees and Expenses  . . . . . . . . . . . . . .   45
          SECTION 6.4.  Amendment  . . . . . . . . . . . . . . . . . .   47
          SECTION 6.5.  Extension; Waiver  . . . . . . . . . . . . . .   47

     ARTICLE 7   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . .   47
          SECTION 7.1.   Nonsurvival of Representations and
                 Warranties  . . . . . . . . . . . . . . . . . . . . .   47
          SECTION 7.2.   Entire Agreement; Assignment  . . . . . . . .   47
          SECTION 7.3.   Validity  . . . . . . . . . . . . . . . . . .   48
          SECTION 7.4.   Notices   . . . . . . . . . . . . . . . . . .   48
          SECTION 7.5.   Governing Law   . . . . . . . . . . . . . . .   49
          SECTION 7.6.   Descriptive Headings  . . . . . . . . . . . .   49
          SECTION 7.7.   Parties in Interest   . . . . . . . . . . . .   49
          SECTION 7.8.   Arbitration   . . . . . . . . . . . . . . . .   49
          SECTION 7.9.   Severability  . . . . . . . . . . . . . . . .   50
          SECTION 7.10.  Specific Performance  . . . . . . . . . . . .   50
          SECTION 7.11.  Recapitalization  . . . . . . . . . . . . . .   50
          SECTION 7.12.  Subsidiaries  . . . . . . . . . . . . . . . .   50
          SECTION 7.13.  Brokers   . . . . . . . . . . . . . . . . . .   50
          SECTION 7.14.  Counterparts  . . . . . . . . . . . . . . . .   50

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                             TABLE OF DEFINED TERMS

                                   CROSS REFERENCE
     TERM                           IN AGREEMENT            PAGE

     Acquisition . . . . . . . . .   Preamble  . . . . . .     1
     Affiliate Letter  . . . . . .   Recitals  . . . . . .     1
     Certificates  . . . . . . . .   Section 1.10(b)   . .     5
     CGCL  . . . . . . . . . . . .   Section 1.1   . . . .     2
     Claim . . . . . . . . . . . .   Section 4.12(a)   . .    36
     Closing . . . . . . . . . . .   Section 1.3   . . . .     2
     Closing Date  . . . . . . . .   Section 1.3   . . . .     2
     Closing Price . . . . . . . .   Section 1.11(a)   . .     7
     Code  . . . . . . . . . . . .   Recitals    . . . . .     1
     Company . . . . . . . . . . .   Preamble    . . . . .     1
     Company Affiliate . . . . . .   Recitals    . . . . .     1
     Company Board . . . . . . . .   Section 2.3(a)  . . .    11
     Company Common Stock  . . . .   Section 1.8(a)  . . .     3
     Company Disclosure Schedule .   Section 2.2(a)  . . .    10
     Company Dissenting Shares . .   Section 1.9(a)  . . .     4
     Company ERISA Plans . . . . .   Section 2.11  . . . .    16
     Company Permits . . . . . . .   Section 2.10  . . . .    15
     Company Plans . . . . . . . .   Section 1.11(a)   . .     7
     Company SEC Reports . . . . .   Section 2.4(a)  . . .    12
     Company Securities  . . . . .   Section 2.2(a)  . . .    10
     Company Stock Option(s) . . .   Section 1.11(a)   . .     7
     Condor  . . . . . . . . . . .   Section 4.1(b)  . . .    28
     Condor Transaction  . . . . .   Section 4.1(b)  . . .    28
     Contracts . . . . . . . . . .   Section 2.18(a)   . .    19
     E&Y . . . . . . . . . . . . .   Section 4.14  . . . .    38
     Effective Time  . . . . . . .   Section 1.2   . . . .     2
     Employment Agreement  . . . .   Section 4.17  . . . .    39
     Environmental Claim . . . . .   Section 2.12(a)   . .    16
     Environmental Laws  . . . . .   Section 2.12(a)   . .    16
     ERISA . . . . . . . . . . . .   Section 2.11  . . . .    16
     Exchange Act  . . . . . . . .   Section 2.2(c)  . . .    11
     Exchange Agent  . . . . . . .   Section 1.10(a)   . .     4
     Exchange Fund . . . . . . . .   Section 1.10(a)   . .     4
     Financial Adviser . . . . . .   Section 2.15  . . . .    12
     First Byte  . . . . . . . . .   Section 2.1(b)  . . .     8
     GAAP  . . . . . . . . . . . .   Section 2.4(a)  . . .    12
     Governmental Entity . . . . .   Section 2.6   . . . .    13
     HSR Act . . . . . . . . . . .   Section 2.6   . . . .    13
     Sierra Agreement  . . . . . .   Section 4.25  . . . .    41
     Lien  . . . . . . . . . . . .   Section 2.2(b)  . . .    11
     Material Adverse Effect . . .   Sections 2.1(a), 3.1(a)   8, 20
     Merger  . . . . . . . . . . .   Section 1.1   . . . .     2
     Merger Agreement  . . . . . .   Recitals  . . . . . .     1

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     Merger Consideration  . . . .   Section 1.8(a)  . . .     3
     Newco . . . . . . . . . . . .   Recitals  . . . . . .     1
     NewMedia  . . . . . . . . . .   Section 2.1(b)  . . .     9
     NewMedia Agreement  . . . . .   Section 2.2(b)  . . .    10
     Non-Competition Agreements  .   Section 4.17  . . . .    39
     NYSE  . . . . . . . . . . . .   Section 1.10(f)   . .     6
     Parent  . . . . . . . . . . .   Preamble  . . . . . .     1
     Parent Board  . . . . . . . .   Section 4.21  . . . .    41
     Parent Common Stock . . . . .   Section 1.8(a)  . . .     3
     Parent Disclosure Schedule  .   Section 3.2   . . . .    20
     Parent ERISA Plans  . . . . .   Section 3.11  . . . .    26
     Parent Option . . . . . . . .   Section 1.11(a)   . .     7
     Parent Permits  . . . . . . .   Section 3.10  . . . .    25
     Parent SEC Reports  . . . . .   Section 3.4(a)  . . .    22
     Parent Securities . . . . . .   Section 3.2(a)  . . .    21
     Property  . . . . . . . . . .   Section 4.24  . . . .    41
     Proxy Statement . . . . . . .   Section 2.5   . . . .    13
     Registration Rights Agreement   Section 4.19  . . . .    40
     S-4 . . . . . . . . . . . . .   Section 2.5   . . . .    13
     SEC . . . . . . . . . . . . .   Section 2.4(a)  . . .    12
     Securities Act  . . . . . . .   Recitals  . . . . . .     1
     Shareholders Agreement  . . .   Section 1.8(a)  . . .     1
     Share(s)  . . . . . . . . . .   Section 1.8(a)  . . .     3
     Subsidiaries  . . . . . . . .   Section 7.12  . . . .    53
     Surviving Corporation . . . .   Section 1.1   . . . .     2
     Taxes . . . . . . . . . . . .   Section 2.13  . . . .    17
     Third Party . . . . . . . . .   Section 6.1(d)  . . .    47
     Third Party Acquisition . . .   Section 6.1(d)  . . .    47

                          AGREEMENT AND PLAN OF MERGER


               THIS AGREEMENT AND PLAN OF MERGER, dated as of February 19, 1996, is among DAVIDSON & ASSOCIATES, INC., a California corporation (the "Company"), CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), and STEALTH ACQUISITION II CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Acquisition").

               WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved the Merger in accordance with this Agreement and an Agreement of Merger in the form attached hereto as Exhibit A (the "Merger Agreement");

               WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

               WHEREAS, concurrently with the execution hereof, certain holders of Shares (as defined in Section 1.8(a)) are entering into the Shareholders Agreement, a copy of which is attached hereto as Exhibit B (the "Shareholders Agreement");

               WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a "pooling-of-interests";

               WHEREAS, it is anticipated that, promptly following the execution of this Agreement, Acquisition will assign all of its rights and obligations under this Agreement to a newly-formed direct wholly owned California subsidiary ("Newco") of Parent (whereupon all references in this Agreement to Acquisition shall be deemed to be references to Newco); and

               WHEREAS, the Company has delivered to Parent a letter identifying all persons (each, a "Company Affiliate") who are, at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Company Affiliate (other than those identified herein) has delivered to Parent a letter (each, an "Affiliate Letter") relating to
     (i) the transfer, prior to the Effective Time (as defined in Section 1.8(a)), of the Shares beneficially owned by such Company Affiliate on the date hereof, (ii) the transfer of the shares of Parent Common Stock (as defined in Section 1.8(a)) to be received by such Company Affiliate in the Merger and (iii) the obligations of each such




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     Company Affiliate to deliver to Gibson, Dunn & Crutcher, counsel to the Company, a certificate requested by such firm (if requested).

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

               SECTION 1.1.  The Merger.  At the Effective Time and upon
                             ----------
     the terms and subject to the conditions of this Agreement and the Merger Agreement and in accordance with the California General Corporation Law (the "CGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

               SECTION 1.2.  Effective Time.  Subject to the terms and
                             --------------
     conditions set forth in this Agreement, the Merger Agreement shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Agreement is duly filed by the Secretary of State of the State of California in accordance with the CGCL (the time the Merger becomes effective being referred to herein as the "Effective Time").

               SECTION 1.3.  Closing of the Merger.  The closing of the
                             ---------------------
     Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

               SECTION 1.4.  Effects of the Merger.  The Merger shall have
                             ---------------------
     the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and


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     duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

               SECTION 1.5.  Articles of Incorporation and Bylaws.  The
                             ------------------------------------
     Articles of Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

               SECTION 1.6.  Directors.  The directors of Acquisition at
                             ---------
     the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

               SECTION 1.7.  Officers.  The officers of the Company at the
                             --------
     Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

               SECTION 1.8.  Conversion of Shares.
                             --------------------
               (a) At the Effective Time, each share of common stock, par value $0.00025 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than (i) Shares held by any subsidiary of the Company, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and
     (iii) Company Dissenting Shares (as defined in Section 1.9(a)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become 0.85 of one fully paid and nonassessable share of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (the "Merger Consideration").

               (b) At the Effective Time, each outstanding share of the common stock, no par value, of Acquisition shall be converted into one share of common stock, par value $0.00025 per share, of the Surviving Corporation.

               (c) At the Effective Time, each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

               SECTION 1.9.  Shares of Dissenting Holders.
                             ----------------------------
     (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to
     Section 2.1(c) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.8(a).

                    (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition or any of Parent's other direct or indirect subsidiaries for such payment.

               SECTION 1.10.  Exchange of Certificates.
                              ------------------------
               (a) As of the Effective Time, Parent shall make available to The Bank of Boston or another bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent:
     (i) certificates representing the appropriate number of shares of Parent Common Stock and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.8 in exchange for outstanding Shares.

               (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8 and whose shares are not Company Dissenting
     Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
     Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

               (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest,
     (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

               (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

               (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

               (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions on the business day two days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

               (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, as the case may be, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

               (h) Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               SECTION 1.11.  Stock Options.  (a)  At the Effective Time,
                              -------------
     each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or collectively, "Company Stock Options") issued pursuant to the 1992 Incentive Stock Option Plan of the Company and the 1992 Non-Statutory Stock Option Plan of the Company (collectively, the "Company Plans"), whether vested or unvested, shall be cancelled and, in lieu thereof, Parent shall issue to each holder of a Company Stock Option an option (each, a "Parent Option"), which does not qualify under section 422 of the Code, to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Parent Option shall not include any fractional share and, upon exercise of the Parent Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE. The Company shall use all reasonable efforts to cause all options issued to non-employee directors of the Company pursuant to the Company Plans that are outstanding prior to the Effective Time and that are vested to be exercised by the holders thereof prior to the Effective Time.

               (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Plans and stating that the holders will receive Parent Options exercisable for shares of Parent Common Stock on substantially the same terms and conditions as their Company Stock Options (subject to the adjustments required by this Section 1.11 after giving effect to the Merger).

               (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Options in accordance with this Section 1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to the Parent Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent Options remain outstanding.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company hereby represents and warrants to each of Parent and Acquisition as follows:

               SECTION 2.1.  Organization and Qualification; Subsidiaries.
                             --------------------------------------------
               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries (as defined in Section 7.12), the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged or (ii) that may impair the ability of the Company to consummate the transactions contemplated hereby.

               (b) The Company's direct wholly-owned subsidiary, First Byte, Inc., a California corporation ("First Byte"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. NewMedia EXPRESS, L.L.C., a Delaware limited liability company the majority of limited liability company interests of which are owned directly by the Company ("NewMedia"), is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Other than First Byte and NewMedia, the Company has no subsidiaries and, except for (i) 2,000 shares of Series A Preferred Stock and 12,500 Warrants issued by IVI Publishing, Inc. (and any shares of common stock of IVI Publishing, Inc. issuable upon conversion or exercise thereof) and (ii) 6,404 shares of common stock of Sanctuary Woods Multimedia Corporation, does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

               (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

               (d) The Company has heretofore delivered to Parent accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of each of the Company and First Byte.

               SECTION 2.2.  Capitalization of the Company and its
                             -------------------------------------
     Subsidiaries.
     ------------
               (a) The authorized capital stock of the Company consists of: 100,000,000 shares of Company Common Stock, of which, as of January 31, 1996, 34,967,904 Shares were issued and outstanding, and 1,000,000 shares of preferred stock, without par value, no shares of which are outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of January 31, 1996, approximately 2,288,200 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Except as described in the Company SEC Reports (as defined in Section 2.4(a)), as of the date hereof, since January 31, 1996, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since January 31, 1996, no stock options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 2.2(a) of the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), there are no stockholder agreements (other than the Shareholders Agreement), voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting or registration of any shares of capital stock of the Company. The Company has not taken any action that would result in any Company Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               (b) All of the outstanding capital stock of First Byte is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). The Company owns 750 "Units" issued by NewMedia, as such term is defined in that certain Amended and Restated Limited Liability Company Agreement of NewMedia, dated as of April 5, 1995, between the Company and Mattel, Inc. (the "NewMedia Agreement"), an accurate and complete copy of which has been provided to Parent. The 750 Units of NewMedia issued to the Company pursuant to the NewMedia Agreement constitute 75% of the issued and outstanding Units issued by NewMedia and are owned by the Company free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for any limitations, restrictions or encumbrances on such Units provided for in the NewMedia Agreement. Except as contemplated by the NewMedia Agreement with respect to Units of NewMedia, there are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               (c) The Company Common Stock constitutes the only class of securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               SECTION 2.3.  Authority Relative to this Agreement; Consents
                             ----------------------------------------------
     and Approvals.
     -------------
               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

               (b) The Company Board has unanimously and duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Merger, contemplated hereby and by the Merger Agreement and resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended in the event that the Company Board by majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to shareholders under applicable law. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

               SECTION 2.4.  SEC Reports; Financial Statements.
                             ---------------------------------
               (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1993 and 1994, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1993 and (iii) all other reports or registration statements filed by the Company with the SEC since March 31, 1993 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiary as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interests, such original financial statements do not reflect such restatements). Since December 31, 1994, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               (b) The Company has heretofore made available to Parent a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

               SECTION 2.5.  Information Supplied.  None of the information
                             --------------------
     supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's shareholders, and, if required, a meeting of Parent's shareholders, to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Proxy Statement, insofar as it relates to the meeting of the Company's shareholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               SECTION 2.6.  Consents and Approvals; No Violations.  Except
                             -------------------------------------
     for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Merger Agreement as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Merger Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement or the Merger Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on the Company. The Company has complied in full with all of its obligations under Article III, Section 2.1 of the agreement described in Section 2.6 of the Company Disclosure Schedule, and the other party to such agreement has no further rights under Article III,
     Section 2.1 thereof.

               SECTION 2.7.  No Default.  None of the Company or its
                             ----------
     subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents) or the NewMedia Agreement, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or either of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

               SECTION 2.8.  No Undisclosed Liabilities; Absence of
                             --------------------------------------
     Changes.  Except as and to the extent publicly disclosed by the
     -------
     Company in the Company SEC Reports, as of December 31, 1994, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, since December 31, 1994, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on the Company.

               SECTION 2.9.  Litigation.  Except as publicly disclosed by
                             ----------
     the Company in the Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

               SECTION 2.10.  Compliance with Applicable Law.  Except as
                              ------------------------------
     publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12(a)) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

               SECTION 2.11.  Employee Plans.  Except as disclosed in
                              --------------
     Section 2.11 of the Company Disclosure Schedule, there are no "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or its subsidiaries ("Company ERISA Plans"). The Company ERISA Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable law, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company. A complete and correct copy of each Company Benefit Plan has been provided to Parent.

               SECTION 2.12.  Environmental Laws and Regulations.
                              ----------------------------------
               (a) Except as publicly disclosed by the Company in the Company SEC Reports, (i) each of the Company and its subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on the

     Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               (b) Except as publicly disclosed by the Company in the Company SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the best knowledge of the Company, threatened against the Company or its subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

               SECTION 2.13.  Tax Matters.  The Company and its
                              -----------
     subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes (as defined below). Neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest penalties thereon and additions thereto).

               SECTION 2.14.  Intangible Property.
                              -------------------
               The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect on the Company. The conduct of the business of the Company and its subsidiaries as heretofore and currently conducted has not and does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. To the best knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

               SECTION 2.15.  Opinion of Financial Adviser.  Smith Barney
                              ----------------------------
     Inc. (the "Financial Adviser") has delivered to the Company Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Shares from a financial point of view, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been modified in any material respect or withdrawn.

               SECTION 2.16.  Brokers.  No broker, finder or investment
                              -------
     banker (other than Smith Barney and Kerlin Capital Group, LLC, a true and correct copy of whose engagement agreements have been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates or shareholders (including the Company Affiliates). The Company shall be responsible for all such fees and expenses, except as otherwise provided in Section 6.3.

               SECTION 2.17.  Accounting Matters.  Neither the Company nor,
                              ------------------
     to the best of its knowledge, any of its affiliates or shareholders (including the Company Affiliates), has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

               SECTION 2.18.  Material Contracts.
                              ------------------
               (a) The Company has delivered or otherwise made available to Parent true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) employment, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which the Company is a party involving employees of the Company);
     (ii) material licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1993; (vi) contracts or agreements with any Governmental Entity; (vii) all agreements described in Section 2.2(a) of the Company Disclosure Schedule; and
     (viii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Contracts").

               (b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedule:

               (i) There is no default under any Contract either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on the Company.

               (ii) No party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on the Company.

               SECTION 2.19.  Disclosure.  No representation or warranty by
                              ----------
     the Company contained in this Agreement and no statement contained in any certificate delivered by the Company to Acquisition or Parent pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in light of the circumstances in which they were made.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND ACQUISITION

               Parent and Acquisition hereby represent and warrant to the Company as follows:

               SECTION 3.1.  Organization.
                             ------------
               (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Parent. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is (i) materially adverse to the properties, business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged or
     (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

               (b) Parent has heretofore delivered to the Company accurate and complete copies of the certificate or articles of incorporation and bylaws, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent.

               SECTION 3.2.  Capitalization of Parent and its Subsidiaries.
                             ---------------------------------------------
               (a)  The authorized capital stock of Parent consists of
     (i) 400,000,000 shares of Parent Common Stock, of which, as of January 31, 1996, approximately 189,000,000 shares of Parent Common Stock were issued and outstanding and 3,000,000 shares of Parent Common Stock were held in treasury and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which is issued or outstanding. All of the shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of January 31, 1996, approximately 29.7 million shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Except as described in the Parent SEC Reports (as defined in Section 3.4(a)) and except as set forth in Section 3.2 of the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), as of the date hereof, since January 31, 1996, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on January 31, 1996, and no stock options have been granted. Except (i) as described in the Parent SEC Reports, and (ii) as set forth above, as of the date hereof, there are outstanding (A) no shares of capital stock or other voting securities of Parent, (B) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (C) except as provided in the Sierra Agreement or as disclosed in Section 3.2 of the Parent Disclosure Schedule, no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (D) no equity equivalents, interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in the Parent SEC Reports, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of capital stock of Parent.

               (b) All of the outstanding capital stock of Parent's subsidiaries (including Acquisition) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

               (c) The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

               SECTION 3.3.  Authority Relative to this Agreement.  Each of
                             ------------------------------------
     Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings (including any meeting of Parent's shareholders) on the part of Parent or Acquisition are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

               SECTION 3.4.  SEC Reports; Financial Statements.
                             ---------------------------------
               (a) Parent has filed all required forms, reports and documents with the SEC since February 1, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended January 31, 1993, 1994 and 1995,
     (ii) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since February 1, 1993 and (iii) all other reports or registration statements filed by Parent with the SEC since February 1, 1993 (the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interests, such original financial statements do not reflect such restatements). Since January 31, 1995, there has not been any change, or any application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

               (b) Parent has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

               SECTION 3.5.  Information Supplied.  None of the information
                             --------------------
     supplied or to be supplied by Parent or Acquisition (including information with respect to Sierra (as defined in Section 4.25)) for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
     (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               SECTION 3.6.  Consents and Approvals; No Violations.  Except
                             -------------------------------------
     for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the filing and recordation of the Merger Agreement as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the Merger Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent. Except as set forth in Section 4.2(f) of the Parent Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Merger Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of
     (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

               SECTION 3.7.  No Default.  None of Parent or any of its
                             ----------
     subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

               SECTION 3.8.  No Undisclosed Liabilities; Absence of
                             --------------------------------------
     Changes.  Except as and to the extent publicly disclosed by Parent, as
     -------
     of January 31, 1995, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, since January 31, 1995, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on Parent.

               SECTION 3.9.  Litigation.  Except as publicly disclosed by
                             ----------
     Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Parent or would prevent or delay the consummation of the transactions contemplated hereby.

               SECTION 3.10.  Compliance with Applicable Law.  Except as
                              ------------------------------
     publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the best knowledge of Parent, threatened, nor, to the best knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

               SECTION 3.11.  Employee Plans.  All "employee benefit plans"
                              --------------
     as defined in Section 3(3) of ERISA, maintained or contributed to by Parent and its subsidiaries ("Parent ERISA Plans") are in compliance with the applicable provisions of ERISA and the Code, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent.

               SECTION 3.12.  Environmental Laws and Regulations.
                              ----------------------------------
               (a) Except as publicly disclosed by Parent in the Parent SEC Reports, (i) each of Parent and its subsidiaries is in compliance with all Environmental Laws, except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of, or, to the best knowledge of Parent, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the best knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

               (b) Except as publicly disclosed by Parent in the Parent SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the best knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

               SECTION 3.13.  Tax Matters.  Parent and its subsidiaries
                              -----------
     have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes. Neither Parent nor any of its subsidiaries is delinquent in the payment of any Taxes.

               SECTION 3.14.  No Prior Activities.  Except for obligations
                              -------------------
     incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

               SECTION 3.15.  Brokers.  No broker, finder or investment
                              -------
     banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

               SECTION 3.16.  Accounting Matters.  Neither Parent nor, to
                              ------------------
     the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

               SECTION 3.17.  Disclosure.  No representation or warranty by
                              ----------
     Parent contained in this Agreement and no statement contained in any certificate delivered by Acquisition or Parent to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in light of the circumstances in which they were made.

                                    ARTICLE 4

                                    COVENANTS

               SECTION 4.1.  Conduct of Business of the Company.  Except as
                             ----------------------------------
     contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

               (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument);

               (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance of shares of Company Common Stock having a market value of up to $5.5 million in connection with the proposed agreement by the Company to acquire

     Condor, Inc. ("Condor") (the "Condor Transaction"), (ii) the grant of options to acquire up to 200,000 shares of Company Common Stock to employees of Condor who become employees of the Company in connection with the Condor Transaction and (iii) the grant of options to purchase up to 100,000 shares of Company Common Stock to employees under the Company Plans and the issuance or sale of shares of Company Common Stock pursuant to options granted to employees under the Company Plans (in each case, in the ordinary course of business and consistent with past practice);

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

               (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

               (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

               (f) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in connection with the Condor Transaction, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, except for obligations of the wholly owned subsidiaries of the Company and except for guarantees by the Company of the payment of certain obligations of NewMedia pursuant to the provisions of the NewMedia Agreement; (iii) except for the Condor Transaction, make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

               (g) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for the grant of options in connection with the Condor Transaction and except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

               (h) except in connection with the Condor Transaction (which shall be effected, in all material respects, only on the terms described in Section 4.1(h) of the Company Disclosure Schedule), acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

               (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

               (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

               (k) except in connection with the Condor Transaction, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice or amend any of the Contracts or the agreements referred to in Section 2.18; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5 million; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1996 capital expenditure budget provided to Parent prior to the date hereof; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

               (l) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

               (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

               (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

               (o) take, propose to any Third Party to take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

               SECTION 4.2.  Conduct of Business of Parent.  Except as
                             -----------------------------
     contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Parent will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

               (a) amend its certificate of incorporation (other than to increase the number of authorized shares of Parent Common Stock) or bylaws;

               (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or redeem or otherwise acquire any of its securities;

               (c) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

               (d) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Parent Common Stock or any preferred stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) totaling, or exercisable for or convertible into shares of Parent Common Stock totaling, in the aggregate, more than 30% of the total number of shares of Parent Common Stock outstanding on the date hereof, except for the grant of options to purchase shares of Parent Common Stock to employees under Parent's employee stock option plans and the issuance or sale of shares of Parent Common Stock pursuant to options granted to employees under Parent's employee stock option plans (in each case, in the ordinary course of business and consistent with past practice) and except for the issuance of shares of Parent Common Stock and options pursuant to the Sierra Agreement or as contemplated by Item 4 set forth in Section 3.2 of the Parent Disclosure Schedule;

               (e) grant options to purchase, or make restricted stock grants with respect to, in excess of 1,000,000 shares of Parent Common Stock under Parent's employee stock option plans or stock purchase plans, except in connection with any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein (including, without limitation, in connection with the transactions contemplated by the Sierra Agreement);

               (f) except as set forth in Section 4.2(f) of the Parent Disclosure Schedule, incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to Parent and its subsidiaries taken as a whole and except for other indebtedness not exceeding $100,000,000 in the aggregate; or

               (g) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(f).

               SECTION 4.3.  Preparation of S-4 and the Proxy Statement.
                             ------------------------------------------
     Parent will, as promptly as practicable, prepare and, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, file with the SEC the S-4, containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable (but in any event not later than 45 days after this Agreement), prepare and file with the SEC the Proxy Statement that will be the same proxy statement/prospectus contained in the S-4 and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger. Parent will cooperate with the Company in such preparation and filing and will provide the Company with all financial and other data (including pro forma financial statements and financial and other data regarding Sierra) as is necessary in order to enable the Company to comply with the foregoing time schedule. Parent and the Company will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Gibson, Dunn & Crutcher, counsel to the Company, will render the tax opinion referred to in Section 5.2(d) not later than the date the S-4 is required to be filed with the SEC and (ii) the date the S-4 is filed with the SEC. The Company will use its best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date.

               SECTION 4.4.  Other Potential Acquirors.  The Company, its
                             -------------------------
     affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Company Board relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. The Company Board shall (i) provide a copy of any such written proposal and a summary of any oral proposal to Parent or Acquisition immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal), (ii) afford Parent a reasonable opportunity to respond to such proposal and (iii) keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Acquisition, any affiliate or associate of Parent and Acquisition or any designees of Parent and Acquisition) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that nothing herein shall prevent the Company Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, after consultation with independent legal counsel, is necessary to comply with its fiduciary duties to shareholders under applicable law.

               SECTION 4.5.  Letter of the Company's Accountants.  The
                             -----------------------------------
     Company shall use its best efforts to cause to be delivered to Parent a letter of KPMG Peat Marwick, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

               SECTION 4.6.  Meeting.  The Company shall call a meeting of
                             -------
     its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. The Company and Acquisition will, through their respective Boards of Directors recommend to their respective shareholders approval of such matters; provided, however, that the Company Board may withdraw its recommendation if the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. Notwithstanding the foregoing (but without limiting the provisions of Section 6.1(c)(iv)), the Company Board may not withdraw its recommendation because of the trading price of Parent Common Stock between the date hereof and the date of the Company's shareholders' meeting. The Company and Parent shall coordinate and cooperate with respect to the timing of such meeting and, subject to Section 4.25(c), the Company shall use its best efforts to hold such meeting as soon as practicable after the date hereof.

               SECTION 4.7.  Stock Exchange Listing.  Parent shall use all
                             ----------------------
     reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

               SECTION 4.8.  Access to Information.
                             ---------------------
               (a) Between the date hereof and the Effective Time, the Company will give Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Acquisition may from time to time reasonably request, provided that no investigation pursuant to this Section 4.8(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

               (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent and Acquisition within 25 business days after the end of each calendar month (commencing with January
     1996), an unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter, cash flows for the quarter then ended, each prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the Company and fairly present the financial position of the Company (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

               (c) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 17, 1995.

               SECTION 4.9.  Additional Agreements; Best Efforts.  Subject
                             -----------------------------------
     to the terms and conditions herein provided, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iii) contesting any legal proceeding relating to the Merger; and (iv) the execution of any additional instruments, including the Merger Agreement, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

               SECTION 4.10.  Consents.  Parent, Acquisition and the
                              --------
     Company each will use all reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

               SECTION 4.11.  Public Announcements.  Parent, Acquisition
                              --------------------
     and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or the Nasdaq Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

               SECTION 4.12.  Indemnification; Directors' and Officers'
                              -----------------------------------------
     Insurance.
     ---------
               (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. To the maximum extent permitted by the CGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, however, the indemnification provided hereunder shall not be greater than the indemnification permissible pursuant to the Company's or its subsidiaries' respective charters and bylaws (or other similar governing instruments), as in effect as of the date hereof.

               (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance currently maintained by the Company with respect to matters occurring prior to the Effective Time to cover the types of actions and omissions currently covered by such policies (provided that (i) the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $250,000, but in such case shall purchase as much coverage as possible for such amount).

               SECTION 4.13.  Notification of Certain Matters.  The Company
                              -------------------------------
     shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this
     Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               SECTION 4.14.  Pooling.  The Company and Parent each agrees
                              -------
     that it will not take any action which could prevent the Merger from being accounted for as a "pooling-of-interests" for accounting purposes and the Company will bring to the attention of Parent, and Parent will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests." Parent shall use commercially reasonable efforts to cause Ernst & Young LLP ("E&Y") to deliver to Parent a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement, and the Company shall use commercially reasonable efforts to cause KPMG Peat Marwick to cooperate fully with E&Y (including, without limitation, sharing information, analysis and work product, engaging in active discussions and delivering to the Company a letter substantially similar to E&Y's letter to Parent) in connection with E&Y's delivery of such letter. The Company will cause KPMG Peat Marwick to inform all Company Affiliates and other relevant employees as to those actions that should or should not be taken by such persons so that the Merger will be accounted for as a "pooling-of-interests."

               SECTION 4.15.  Tax-Free Reorganization Treatment.  The
                              ---------------------------------
     Company, and Parent and Acquisition shall execute and deliver to Gibson, Dunn & Crutcher, counsel to the Company, certificates substantially in the form attached hereto as Exhibits C-1 and C-2, respectively, at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits C-1 or C-2.

               SECTION 4.16.  Taxes.  In respect of income Tax returns of
                              -----
     the Company or any subsidiary not required to be filed prior to the date hereof, the Company shall, to the extent permitted by law without any penalty, delay (and cause its subsidiaries to delay) the filing of any such Tax returns until after the Effective Time; provided, however, that the Company shall notify Parent of its intention to delay (or cause any subsidiary to delay) any such filing and shall not so delay the filing of a Tax return if Parent and the Company agree that so delaying the filing of such Tax return is not in the best interests of either the Company or Parent. If any such Tax return is required to be filed on or prior to the Effective Time, the Company or its subsidiaries, as the case may be, shall prepare and timely file such Tax return in a manner consistent with prior years and all applicable laws and regulations; provided, however, that Parent shall be notified and given an opportunity to review and to comment, prior to the filing thereof, on any such Tax return (a) which relates to a Tax which is based upon or measured by income, (b) which is not regularly filed by the Company or a subsidiary thereof in connection with the conduct of its business in the ordinary course, or (c) for which Parent requests such opportunity, although neither Parent's approval nor consent shall be required prior to the filing of any such Tax return.

               SECTION 4.17.  Employment and Non-Competition Agreements.
                              -----------------------------------------
     The Company and Parent shall, as of or prior to the Effective Time, enter into employment agreements and non-competition agreements with Robert M. Davidson and Janice G. Davidson on substantially the terms set forth in the forms of Employment Agreement and Non-Competition Agreement agreed to as of the date hereof (respectively, the "Employment Agreements" and the "Non-Competition Agreements").

               SECTION 4.18.  Employee Matters.
                              ----------------
               (a) Employees of the Company and its subsidiaries shall be treated after the Merger no less favorably under the Parent ERISA Plans than other similarly situated employees of Parent and its subsidiaries.

               (b) For a period of one year following the Merger, Parent shall and shall cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its subsidiaries (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA), other than stock option plans) which are substantially comparable in the aggregate to such employee benefits provided by the Company and its subsidiaries immediately prior to the Merger.

               (c) Parent and its subsidiaries shall credit employees of the Company and its subsidiaries for purposes of determining eligibility to participate or vesting under the Parent ERISA Plans with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

               (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

               SECTION 4.19.  Registration Rights Agreement.  Parent agrees
                              -----------------------------
     at the Closing to enter into a Registration Rights Agreement with the parties to the Shareholders Agreement (other than Parent and the Company) in substantially the form attached to this Agreement as Exhibit D (the "Registration Rights Agreement").

               SECTION 4.20.  Company Affiliates.  The Company has
                              ------------------
     identified to Parent each Company Affiliate and, except as set forth in Section 4.20 of the Company Disclosure Schedule, each Company Affiliate has delivered to Parent on or prior to the date hereof, a written agreement (i) that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act and
     (ii) that on or prior to the earlier of (x) the mailing of the Proxy Statement/Prospectus or (y) the thirtieth day prior to the Effective Time such Company Affiliate will not thereafter sell or in any other way reduce such Company Affiliate's risk relative to any shares of Parent Common Stock received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Section 201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The Company will use its best efforts to cause the Company Affiliate listed in Section 4.20 of the Company Disclosure Schedule to execute and deliver the Affiliate Letter as promptly as practicable (and, in all events, prior to the Effective Time).

               SECTION 4.21.  Election to Parent Board.  Effective as of
                              ------------------------
     the Closing Date, Parent shall increase the size of its Board of Directors (the "Parent Board") by two directors and shall cause Robert
     M. Davidson and Janice G. Davidson to be appointed to the Parent Board to fill the vacancies created, for initial terms expiring two years and one year, respectively, following the date of Parent's first annual meeting of shareholders following the date hereof, and shall cause Robert M. Davidson to be elected to the position of Vice Chairman of the Parent Board. From and after the Closing Date, and for so long as the parties to the Shareholders Agreement (other than Parent and the Company) collectively beneficially own (as such term is defined in Section 13 of the Exchange Act and the rules and regulations thereunder) 25% of the shares of Parent Common Stock received by them in the Merger, Parent shall cause at least one of Robert M. Davidson and Janice G. Davidson to be included in the slate of nominees for election to the Parent Board at each annual meeting of shareholders of Parent and at any special meeting of shareholders of Parent at which directors are to be elected (unless one of them is then a member of a director class whose term does not expire at such meeting).

               SECTION 4.22.  SEC Filings.  Each of Parent and the Company
                              -----------
     shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               SECTION 4.23.  Guarantee of Performance.  Parent hereby
                              ------------------------
     guarantees the performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 4.12(a) hereof.

               SECTION 4.24.  Property.  At the Closing, Parent will
                              --------
     purchase, or cause an affiliate to purchase, the real property described in Section 4.24 of the Company Disclosure Schedule (the "Property") from the owners thereof in accordance with the terms of the letter agreement, dated the date hereof, between Parent and such owners.

               SECTION 4.25.  Acquisition.  (a)  The Company hereby
                              -----------
     acknowledges that it has been advised by Parent that Parent is, substantially simultaneously with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger (the "Sierra Agreement"), dated as of the date hereof, among Parent, Sierra Acquisition Corp. ("Merger Sub") and Sierra On-Line, Inc. ("Sierra") pursuant to which Merger Sub will merge with and into Sierra and Sierra will become a wholly-owned subsidiary of Parent (the "Sierra Merger") and the shareholders and stock option holders of Sierra will receive, respectively, shares of Parent Common Stock and options to purchase shares of Parent Common Stock in the Sierra Merger.

               (b) The parties hereto expressly acknowledge and agree that it shall not be a condition to the respective obligations of any party hereto to effect the Merger that the transactions contemplated by the Sierra Agreement shall have been approved by the shareholders of Parent or Sierra or that such transactions shall have been consummated.

               (c) Notwithstanding anything to the contrary contained herein (including, without limitation, in Sections 4.3, 4.6 and 4.9 hereof), the Company will cooperate with all reasonable requests of Parent to coordinate the timing of the shareholders meetings with respect to the transactions contemplated by this Agreement and the Sierra Agreement; provided, however, that the Company shall not be
                       --------  -------
     required to agree to a material delay of its shareholders meeting for any reason related to the timing of the Sierra shareholders meeting or any other matters related to the Sierra transaction. In addition, the Company will provide Parent with all financial and other data regarding the Company as may be reasonably requested by Parent in connection with the preparation of the proxy statement and Form S-4 relating to the Sierra Merger.

                                    ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

               SECTION 5.1.  Conditions to Each Party's Obligations to
                             -----------------------------------------
     Effect the Merger.  The respective obligations of each party hereto to
     -----------------
     effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

               (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

               (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

               (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for the Shares in the Merger;

               (e) Parent shall have received a letter from E&Y stating that the Merger will be accounted for under GAAP as a "pooling-of-interests," and such opinion shall not have been withdrawn or modified in any material respect; and

               (f) Parent or an affiliate shall have purchased the Property as contemplated by Section 4.24 hereof.

               SECTION 5.2.  Conditions to the Obligations of the Company.
                             --------------------------------------------
     The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

               (b) each of the obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

               (c) the shares of Parent Common Stock issuable to the Company shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

               (d) the opinion of Gibson, Dunn & Crutcher, counsel to the Company, addressed to the Company and its shareholders to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect;

               (e) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

               (f) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent, and at the Closing Parent shall have delivered to the Company a certificate to that effect.

               SECTION 5.3.  Conditions to the Obligations of Parent and
                             -------------------------------------------
     Acquisition.  The respective obligations of Parent and Acquisition to
     -----------
     effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

               (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

               (c) each Company Affiliate and each shareholder which is a party to the Shareholders Agreement shall have performed his or its respective obligations under the applicable Affiliate Letter and/or the Shareholders Agreement (if applicable), and Parent shall have received a certificate signed by each of them to such effect;

               (d) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company;

               (e) the number of Company Dissenting Shares as of the Effective Time shall not exceed 5% of the then issued and outstanding shares;

               (f) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on the Company and at the Closing the Company shall have delivered to Parent a certificate to that effect;

               (g) the Employment Agreements shall be in full force and effect, and each of Robert M. Davidson and Janice G. Davidson shall be in good physical and mental health and capable of performing his or her obligations under their respective Employment Agreements;

               (h) the Non-Competition Agreements shall be in full force and effect; and

               (i) the Company Affiliate listed in Section 4.20 of the Company Disclosure Schedule shall have executed an Affiliate Letter.

                                    ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

               SECTION 6.1.  Termination.  This Agreement may be terminated
                             -----------
     and the Merger may be abandoned at any time, but prior to the Effective Time:

               (a) by mutual written consent of Parent, Acquisition and the Company;

               (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 30, 1996; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

               (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by September 30, 1996 (or as otherwise extended),
     (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on the Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder,
     (iii) the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders, provided that such termination under this clause (iii) shall not be effective unless at the time of such determination the Company has received a bona fide proposal to effect a Third Party Acquisition that had not been withdrawn as of the time of such termination and until payment of the fee required by Section 6.3(a) hereof, or (iv) prior to the meeting of shareholders of the Company, the Average Stock Price (as defined below) is less than $29.00. The term "Average Stock Price" means a fraction, the numerator of which is the sum of the Closing Price (as hereinafter defined) for each trading day during the 15 consecutive trading days ending on the first trading day that is at least 10 calendar days prior to the scheduled date of such meeting of shareholders of the Company and the denominator of which is 15. For purposes hereof, with respect to any trading day, the Closing Price shall be equal to the per share closing price on the NYSE of Parent Common Stock on such day, as reported in the New York Stock Exchange Composite Transactions; or

               (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by September 30, 1996 (or as otherwise extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Acquisition) that has proposed a Third Party Acquisition (as defined below) and such negotiations shall have continued for more than 15 business days after the Company has first furnished information to such entity or group or commenced negotiations with such party (whichever is earlier), (iv) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, shall have recommended to the Company's shareholders a Third Party Acquisition or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or
     (v) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders.

               "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock. "Significant Acquisition" means the acquisition by the Company or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 40% of the annual revenues, net income or assets of the Company.

               SECTION 6.2.  Effect of Termination.  In the event of the
                             ---------------------
     termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this
     Section 6.2 and Sections 4.8(c), 6.3, 7.5, 7.8, 7.10 and 7.13 hereof.
     Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

               SECTION 6.3.  Fees and Expenses.
                             -----------------
               (a) In the event that this Agreement shall be terminated pursuant to:

                    (i)  Section 6.1(c)(iii);

                    (ii) Sections 6.1(d)(i) or (ii) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition or a Significant Acquisition, or a Third Party Acquisition or a Significant Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or a Significant Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or a Significant Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition or a Significant Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination;

                    (iii) Section 6.1(d)(iii) and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition or a Significant Acquisition, or a Third Party Acquisition or a Significant Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or a Significant Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or a Significant Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition or a Significant Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

                    (iv) Section 6.1(d)(iv) (in the absence of an event or circumstance described in Section 5.2(f)); or

                    (v)  Section 6.1(d)(v);

     Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $25 million as liquidated damages (A) in the case of Sections 6.3(a)(i), (iv) and (v), immediately upon such a termination and (B) in the case of Sections 6.3(a)(iii) and (iv), simultaneously with the earlier of entering into or consummating the Third Party Acquisition or Significant Transaction referred to therein. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

               (b) Upon the termination of this Agreement pursuant to Sections 6.1(d)(i), (ii), (iii), (iv) or (v), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2,500,000 (unless such termination is not covered by Section 3(a)), actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If Parent or Acquisition shall submit a request for reimbursement hereunder, Parent or Acquisition will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $2,500,000, except as provided above) within ten business days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

               (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii), Parent shall reimburse the Company and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If the Company shall submit a request for reimbursement hereunder, the Company will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested within ten business days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

               (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of printing the S-4 and the Proxy Statement shall be borne equally by the Company and Parent.

               SECTION 6.4.  Amendment.  This Agreement may be amended by
                             ---------
     action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

               SECTION 6.5.  Extension; Waiver.  At any time prior to the
                             -----------------
     Effective Time, each party hereto (for these purposes, Parent and Acquisition shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 7

                                  MISCELLANEOUS

               SECTION 7.1.  Nonsurvival of Representations and Warranties.
                             ---------------------------------------------
     The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

               SECTION 7.2.  Entire Agreement; Assignment.  This Agreement
                             ----------------------------
     (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

               SECTION 7.3.  Validity.  If any provision of this Agreement,
                             --------
     or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

               SECTION 7.4.  Notices.  All notices, requests, claims,
                             -------
     demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     if to Parent or Acquisition:       CUC International Inc.
                                        707 Summer Street
                                        Stamford, CT  06901
                                        Attention:  Amy N. Lipton, Esq.
                                        Facsimile:  (203) 348-1982

          with a copy to:               Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, NY  10153
                                        Attention:  Howard Chatzinoff, Esq.
                                        Facsimile:  (212) 310-8007

          if to the Company to:         Davidson & Associates, Inc.
                                        19840 Pioneer Avenue
                                        Torrance, CA  90503
                                        Attention:  Robert M. Davidson
                                        Facsimile:  (310) 793-0601

          with a copy to:               Gibson, Dunn & Crutcher
                                        333 South Grand Avenue, 48th Floor
                                        Los Angeles, CA  90071
                                        Attention:  Peter F. Ziegler, Esq.
                                        Facsimile:  (213) 229-7520

     or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

               SECTION 7.5.  Governing Law.  This Agreement shall be
                             -------------
     governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

               SECTION 7.6.  Descriptive Headings.  The descriptive
                             --------------------
     headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               SECTION 7.7.  Parties in Interest.  This Agreement shall be
                             -------------------
     binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.12 and 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

               SECTION 7.8.  Arbitration.  Any controversy, dispute or
                             -----------
     claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by Parent or the Company seeking equitable, injunctive or other relief under Section 7.10) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in New York, New York, or Los Angeles, California, whichever the complaining party may choose, to Endispute, before a single arbitrator appointed in accordance with Endispute's Arbitration Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of Parent and the Company as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

               SECTION 7.9.  Severability.  If any term or other provision
                             ------------
     of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

               SECTION 7.10.  Specific Performance.  The parties hereto
                              --------------------
     acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, subject to Section 7.8, shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

               SECTION 7.11.  Recapitalization.  Whenever (a) the number of
                              ----------------
     outstanding shares of Parent Common Stock is changed by reason of a subdivision or combination of shares, whether effected by a reclassification of shares or otherwise or (b) Parent pays a cash or stock dividend or makes a similar distribution, each specified number of shares referred to in this Agreement and each specified per share amount (other than par values) shall be adjusted accordingly.

               SECTION 7.12.  Subsidiaries.  The term "subsidiary" shall
                              ------------
     mean, when used with reference to any entity, any entity more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of which are owned directly or indirectly by such former entity.

               SECTION 7.13.  Brokers.  Except as otherwise provided in
                              -------
     Section 6.3, the Company agrees to indemnify and hold harmless Parent and Acquisition, and Parent and Acquisition agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Acquisition, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Acquisition, as the case may be.

               SECTION 7.14.  Counterparts.  This Agreement may be executed
                              ------------
     in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   DAVIDSON & ASSOCIATES, INC.


     ATTEST:                       By:  /s/ Robert M. Davidson
                                      -------------------------------------
                                   Name:     Robert M. Davidson
                                   Title:    Chairman and Chief Executive
     By: /s/ Janice G. Davidson                Officer
        --------------------------
     Name: Janice G. Davidson
     Title:    President

                                   CUC INTERNATIONAL INC.


     ATTEST:                       By: /s/ E. Kirk Shelton
                                      -------------------------------------
                                   Name:     E. Kirk Shelton
                                   Title:    President
     By: /s/ Amy N. Lipton
        ---------------------------
     Name: Amy N. Lipton
     Title:    Assistant Secretary


                                   STEALTH ACQUISITION II CORP.


     ATTEST:                       By: /s/ E. Kirk Shelton
                                      -------------------------------------
                                   Name:     E. Kirk Shelton
                                   Title:    President
     By: /s/ Amy N. Lipton
        ---------------------------
     Name: Amy N. Lipton
     Title:    Secretary